OAK BROOK CAPITAL III, INC.
                      FORTE HOLDINGS, LTD.
                               and

                            JOVUS, LTD

                       ARTICLES OF MERGER

Pursuant to the provisions of the Colorado Business Corporation Act
(CRS 7-111-107, et seq., as amended) the undersigned corporations adopt the following Articles of MERGER:

FIRST: Attached hereto as Exhibit A is the Plan of Merger of OAK BROOK CAPITAL III, INC., a Colorado corporation ("Oak Brook"), Forte Holdings, Ltd., a St. Vincent and the Grenadines corporation, and wholly-owned subsidiary of Oak Brook (the "Disappearing Corporation"), and JOVUS, LTD., a St. Vincent and the Grenadines corporation (the "Surviving Corporation"), a copy of which has been mailed to all respective shareholders.

SECOND: The Plan of Merger was duly adopted by the Boards of Directors, or other governing body, of the respective corporations on September 19, 2000, and approved by the Board of Directors and Shareholders of OAK BROOK on September 19, 2000, by the Board of Directors of Forte on September 19, 2000 and by the Board of Directors of Jovus on September 19, 2000, in the manner prescribed by the laws of St. Vincent and the Grenadines. The number of shares voted for the Plan of Merger was, with respect to each corporation, sufficient for approval as set forth below.

     (A) The number of shares of OAK BROOK outstanding at the time of such adoption was 1,678,000, and the number of Shares entitled to vote thereon was:

          1,678,000.

The designation and number of outstanding shares of each class entitled to vote thereon as a class were:

          NONE.

     (B) The number of shares voted for such Plan of Merger by OAK BROOK was _________________, and the number of shares voted against such Plan of Merger was:

          NONE.

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The address of the registered office of the Oak Brook shall continue to be 17
West Cheyenne Mountain Boulevard, Colorado Springs, CO 80906, and the name of the registered agent at such address is Mark T. Thatcher, Esq. Either the registered office or the registered agent may be changed in the manner provided by law.

                       /s/ Mark T. Thatcher
                           MARK T. THATHCER
                  ______________________________
                         REGISTERED AGENT

IN WITNESS WHEREOF, the following persons have duly executed and verify these Articles of Merger this 19TH day of September, 2000.

                              OAK BROOK CAPITAL III, INC.,
                              a Colorado corporation
Attest:


_____________________         By: /s/ Mark T. Thatcher
                                  --------------------
                              MARK T. THATCHER,
                              Its President


                              FORTE HOLDINGS, LTD.,
                              a St. Vincent and the Grenadines
                              corporation


                              By: /s/ Corporate Council Limited
                                  -----------------------------
                              CORPORATE COUNCIL LIMITED
                              Its Director


                              JOVUS, LTD.
                              a St. Vincent and the Grenadines
                              corporation


                              By: /s/ Deborah Kern
                                  -----------------------------
                              DEBORAH KERN
                              Its President

Dated:  September 19, 2000